EXHIBIT 5.2
[LETTERHEAD OF WHITE & CASE, S.C.]
EMPRESAS ICA, S.A.B. DE C.V.
September 7th, 2007
Empresas ICA, S.A.B. de C.V.
Minería No. 145, Edificio G
11800, México, D.F.

Re:	Empresas ICA, S.A.B. de C.V. Registration Statement on Form F-3 Legal Opinion as to the validity of the securities
Ladies and Gentlemen:
     We have acted as special Mexican counsel to Empresas ICA, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“México”), in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) filed with the Unites States Securities and Exchange Commission for the listing on the New York Stock Exchange (the “Exchange”) of American Depositary Shares (the “ADSs”), each representing 4 (four) ordinary participation certificates (certificados de participación ordinarios, the “CPOs”), and each of such CPOs representing 1 (one) share of the Company’s common stock, without par value (the “Common Stock”). This opinion is being furnished to you as an exhibit for such Registration Statement.
     As a basis for the opinions expressed below we have examined such Registration Statement, and in general, the documents, certificates, records and instruments related thereto as we have deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all such documents submitted to us as certified or simple copies. We have also assumed the accuracy and completeness of representations as to matters of fact in the documents examined by us.
     On the basis of the foregoing, we are of the opinion that:
     1. The Company is a sociedad anónima bursátil de capital variable, duly organized and validly existing under the laws of México.
     2. All necessary corporate action on the part of the Company has been taken in respect of the issuance by it of the Common Stock and the issuance of the CPOs by Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, as trustee (the “CPO Trustee”) under Trust Agreement dated as of May 28, 1997 among the Company, the CPO Trustee and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC as common representative.

     3. The Common Stock and CPOs have been duly and validly authorized by the Company and the CPO Trustee, respectively, and when issued, upon the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) authorization, will be legally issued and subscribed, fully paid and non-assessable.
     4. Under the laws of México, no personal liability for the debts and obligations of the Company will attach to the holders of the Common Stock or CPOs solely by reason of being such a holder.
     The opinions expressed herein are limited to the laws of México.
     We hereby give our consent to file this opinion as an exhibit to the Registration Statement, and it is not intended to be used, circulated, quoted or otherwise referred to for any other purposes.

Very truly yours,

By:	/s/ White & Case, S.C.

White & Case, S.C.